Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal Third Quarter 2023 Financial Results

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Record Electric and Hybrid Vehicle Application Sales
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Strong Free Cash Flow
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$8 Million in Share Buybacks
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Announced Cash Offer to Acquire Nordic Lights Group Corporation

Chicago, IL – March 9, 2023 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting and power distribution applications, today announced financial results for the third quarter of fiscal 2023 ended January 28, 2023.

Fiscal Third Quarter 2023 Highlights

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Net sales were $280.1 million, of which electric and hybrid vehicle applications were a record 24 percent
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Compared to the third quarter of fiscal 2022, net sales were down 3.9%. Excluding foreign currency and cost recovery impacts, net sales were up 3.8%
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Other expense was negatively impacted $7.5 million due to higher foreign exchange loss and lower government assistance compared to fiscal 2022
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Net income was $19.9 million, or $0.54 per diluted share
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Net cash provided by operating activities was $55.7 million
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Company purchased 179,700 shares of its common stock for $8.0 million

Consolidated Fiscal Third Quarter 2023 Financial Results

Methode's net sales were $280.1 million, down 3.9% compared to $291.6 million in the same quarter of fiscal 2022. The fiscal 2023 third quarter’s net sales included an unfavorable foreign currency impact of $13.0 million. Favorably impacting net sales was $1.4 million of material spot buy and premium freight cost recovery, which compared to $10.6 million in the prior year quarter. Excluding the foreign currency and cost recovery impacts, net sales were up 3.8% compared to the same quarter of fiscal 2022. The increase was mainly the result of higher sales in the Industrial segment driven by power distribution solutions for electric vehicles and data centers.

Income from operations was $27.3 million or 9.7% of net sales, compared to $29.8 million or 10.2% of net sales in the same quarter of fiscal 2022. The decrease was primarily due to inflationary pressures on material and other manufacturing costs. The fiscal 2023 third quarter’s income from operations included an unfavorable foreign currency impact of $2.3 million.

Other expense was $3.5 million, compared to income of $4.4 million in the same quarter of fiscal 2022. Net foreign exchange remeasurement loss was $3.9 million, compared to $0.3 million in the same quarter of fiscal 2022. International government assistance was $0.3 million, compared to $4.2 million in the same quarter of fiscal 2022. The government assistance was primarily related to the COVID-19 pandemic.

Income tax expense was $3.1 million, compared to $4.1 million in the same quarter of fiscal 2022. The effective tax rate was 13.5%, compared to 12.2% in the same quarter of fiscal 2022.

Net income was $19.9 million or $0.54 per diluted share, compared to $29.4 million or $0.78 per diluted share in the same quarter of fiscal 2022. The fiscal 2023 third quarter’s net income included an unfavorable foreign currency impact of $1.8 million, or $0.05 per diluted share.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $36.1 million, compared to $47.9 million in the same quarter of fiscal 2022.

Debt was $201.3 million at the end of the quarter, compared to $210.5 million at the end of fiscal 2022. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $36.6 million, compared to $38.5 million at the end of fiscal 2022.

Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was $42.9 million, compared to $11.8 million in the same quarter of fiscal 2022. The increase was mainly due to working capital improvements.

As previously announced on June 16, 2022, the board of directors authorized the purchase of an additional $100 million of the company’s outstanding common stock to the authorization from March 2021, bringing the total program authorization to $200 million. The company purchased and retired 179,700 shares of stock for $8.0 million in the quarter. As of January 28, 2023, a total of 2,598,653 shares have been purchased at a total cost of $110.8 million since the commencement of the share buyback program.

Segment Fiscal Third Quarter 2023 Financial Results

Comparing the Automotive segment's quarter to the same quarter of fiscal 2022,

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Net sales were $176.5 million, down $18.9 million or 9.7% from $195.4 million. The segment net sales were unfavorably impacted by $8.1 million of foreign currency translation. Favorably impacting net sales was $0.7 million of material spot buy and premium freight cost recovery, which compared to $2.2 million in the prior year quarter. Net of the foreign currency translation and cost recovery impacts, net sales decreased by $9.3 million or 4.8% due to lower volume in North America and Asia, partially offset by strength in Europe. The North America volume decline was mainly due to the roll-off of a major program.
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Income from operations was $18.7 million, down $5.8 million or 23.7% from $24.5 million due to inflationary pressures on material and other manufacturing costs and due to lower sales volume. Foreign currency translation was an unfavorable $0.8 million. Net of the foreign currency translation, income from operations decreased $5.0 million. Income from operations was 10.6% of net sales, down from 12.5%.

Comparing the Industrial segment's quarter to the same quarter of fiscal 2022,

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Net sales were $91.0 million, up $11.0 million or 13.8% from $80.0 million. The segment net sales were unfavorably impacted by $4.9 million of foreign currency translation. Favorably impacting net sales was $0.3 million of material spot buy and premium freight cost recovery, which compared to $7.5 million in the prior year quarter. Net of the cost recovery and foreign currency translation, net sales increased by $23.1 million or 31.9% driven by power distribution solutions for electric vehicles and data centers.
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Income from operations was $22.3 million, up $4.6 million or 26.0% from $17.7 million primarily due to higher sales volume, favorable product mix, and lower restructuring costs, partially offset by unfavorable foreign currency translation of $1.6 million. Net of the foreign currency translation, income from operations increased $6.2 million. Income from operations was 24.5% of net sales, up from 22.1%.

Comparing the Interface segment's quarter to the same quarter of fiscal 2022,

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Net sales were $12.0 million, down $3.2 million from $15.2 million. The decrease was primarily due to lower demand in the appliance market.
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Income from operations was $1.0 million, down $1.1 million from $2.1 million mainly due to the lower net sales. Income from operations was 8.3% of net sales, down from 13.8%.

Comparing the Medical segment's quarter to the same quarter of fiscal 2022,

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Net sales were $0.6 million, down $0.4 million from $1.0 million due to lower demand.
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Loss from operations was $1.8 million, compared to a loss of $1.6 million.

Public Tender Offer of Nordic Lights

Methode announced on February 28, 2023, that it has entered into a definitive agreement pursuant to which it will launch a recommended public tender offer for all of the outstanding shares of Nordic Lights Group Corporation at EUR 6.30 per share, for a total equity value of approximately EUR 132.0 million. Nordic Lights is a premium provider of high-quality lighting solutions for heavy-duty equipment and a public limited liability company incorporated in Finland with its shares trading on Nasdaq First North.

Excluding pre-tax costs related to the transaction, Methode expects the acquisition to be accretive to earnings and free cash flow on a per share basis in fiscal 2024 inclusive of estimated amortization, purchase accounting adjustments, and interest expense and prior to any potential synergies. Methode expects to fund the purchase with a combination of cash on hand and debt financing under its existing credit facility. The transaction is not subject to a financing condition.

The transaction is subject to the satisfaction (or waiver by Methode) of customary closing conditions, including, amongst others, (i) that the tender offer is irrevocably accepted by shareholders holding more than 90 percent of the shares and voting rights in Nordic Lights, which will enable Methode to compulsorily acquire the remaining shares in the capital of Nordic Lights under Finnish law, and (ii) the receipt of all necessary regulatory approvals. The transaction is expected to be completed in the second half of calendar year 2023.

Fiscal 2023 Full Year Guidance

For the fiscal year 2023, the company updated its expectations for net sales to be in the range of $1,155 to $1,180 million, revised from the prior $1,170 - $1,200 million, and for diluted earnings per share to be in a range of $2.50 to $2.60, revised from the prior $2.70 - $2.90.

This guidance does not include acquisition costs and is subject to change due to a variety of factors including the ongoing semiconductor shortages, other supply chain disruptions, inflation, economic instability in Europe, both short and long-term supply chain rationalization, successful cost recovery actions, restructuring efforts and the ongoing impact from the COVID-19 pandemic.

Management Comments

President and Chief Executive Officer Donald W. Duda said, “Methode’s core sales in the quarter were solid, led by our Industrial segment and its power distribution products for EVs and data centers. Overall, EV application sales were a record at just under a quarter of our total sales. While material cost inflation continued to challenge our margins, our operational performance delivered strong free cash flow. While awards in the quarter dipped, they were still heavily weighted in EV. For the fiscal year-to-date, we have received EV awards of over $120 million, and since the beginning of fiscal year 2021 we have won approximately $400 million in EV awards."

Mr. Duda added, "Due to the current demand weakness in Asia from lower auto and data center activity and the third quarter impact from foreign exchange remeasurement, we have reduced our sales and earnings guidance for the year. Lastly, as announced last week, Methode has made a public tender offer for the shares of Nordic Lights, an exciting opportunity for us to grow our LED lighting solutions business and gain more industrial and non-auto transportation market exposure."

Conference Call

The company will conduct a conference call and webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Ronald L. G. Tsoumas, today at 10:00 a.m. CST.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through March 23, 2023, by dialing 877-481-4010 and providing passcode 47583. A webcast replay will also be available through the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, consumer appliance, and medical devices. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.

Forward-Looking Statements

This news release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this news release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: 1) Dependence on our supply chain, including semiconductor suppliers; 2) Impact from pandemics, such as the COVID-19 pandemic; 3) Dependence on the automotive and commercial vehicle industries; 4) Impact from inflation; 5) Dependence on a small number of large customers, including one large automotive customer; 6) Dependence on the availability and price of materials; 7) Risks related to conducting global operations; 8) Ability to withstand pricing pressures, including price reductions; 9) Currency fluctuations; 10) Timing and magnitude of costs associated with restructuring activities; 11) Failure to attract and retain qualified personnel; 12) Recognition of goodwill and other intangible asset impairment charges; 13) Timing, quality and cost of new program launches; 14) International trade disputes resulting in tariffs and our ability to mitigate tariffs; 15) Adjustments to compensation expense for performance-based awards; 16) Investment in programs prior to the recognition of revenue; 17) Ability to compete effectively; 18) Impact from production delays or cancelled orders; 19) Ability to withstand business interruptions; 20) Ability to keep pace with rapid technological changes; 21) Breaches to our information technology systems; 22) Ability to avoid design or manufacturing defects; 23) Ability to manage our debt levels and any restrictions thereunder; 24) Income tax rate fluctuations; 25) Ability to protect our intellectual property; 26) Ability to successfully benefit from acquisitions and divestitures; 27) Impact from climate change and related regulations; 28) Judgments related to accounting for tax positions; and 29) Costs associated with environmental, health and safety regulations.

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses certain non-GAAP financial measures, such as EBITDA, Net Debt, and Free Cash Flow. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Management believes EBITDA is useful to investors as it is a measure that is commonly used by other companies in our industry and provides a comparison for investors to the company’s performance versus its competitors. Management believes Net Debt is a meaningful measure to investors because management assesses the company’s leverage position after considering available cash that could be used to repay outstanding debt. Management believes Free Cash Flow is a meaningful measure to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain the company’s asset base and which are expected to generate future cash flows from operations. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President, Investor Relations

rcherry@methode.com

+1-708-457-4030

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in millions, except per-share data)

	Three Months Ended		Nine Months Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net sales	$280.1	$291.6	$878.4	$874.9

Cost of products sold	215.2	222.5	677.6	664.9

Gross profit	64.9	69.1	200.8	210.0

Selling and administrative expenses	32.9	34.5	104.8	98.5
Amortization of intangibles	4.7	4.8	14.1	14.4

Income from operations	27.3	29.8	81.9	97.1

Interest expense, net	0.8	0.7	1.3	2.9
Other expense (income), net	3.5	(4.4)	(1.7)	(7.1)

Pre-tax income	23.0	33.5	82.3	101.3

Income tax expense	3.1	4.1	13.3	15.3

Net income	$19.9	$29.4	$69.0	$86.0

Basic and diluted income per share:
Basic	$0.56	$0.80	$1.91	$2.30
Diluted	$0.54	$0.78	$1.87	$2.26

Cash dividends per share	$0.14	$0.14	$0.42	$0.42

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per-share data)

	January 28, 2023	April 30, 2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$164.7	$172.0
Accounts receivable, net	295.5	273.3
Inventories	175.4	158.5
Income tax receivable	7.5	8.3
Prepaid expenses and other current assets	27.9	16.9
Total current assets	671.0	629.0
Long-term assets:
Property, plant and equipment, net	200.7	197.0
Goodwill	232.5	233.0
Other intangible assets, net	193.3	207.7
Operating lease right-of-use assets, net	29.4	20.0
Deferred tax assets	37.6	36.8
Pre-production costs	30.8	27.2
Other long-term assets	33.2	38.4
Total long-term assets	757.5	760.1
Total assets	$1,428.5	$1,389.1

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$113.1	$108.5
Accrued employee liabilities	29.4	30.0
Other accrued liabilities	33.3	24.5
Short-term operating lease liabilities	6.8	6.0
Short-term debt	0.5	13.0
Income tax payable	7.8	6.6
Total current liabilities	190.9	188.6
Long-term liabilities:
Long-term debt	200.8	197.5
Long-term operating lease liabilities	23.0	14.8
Long-term income tax payable	16.7	22.1
Other long-term liabilities	16.0	14.0
Deferred tax liabilities	38.5	38.3
Total long-term liabilities	295.0	286.7
Total liabilities	485.9	475.3
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 37,375,097 shares and 38,276,968 shares issued as of January 28, 2023 and April 30, 2022, respectively	18.6	19.2
Additional paid-in capital	178.9	169.0
Accumulated other comprehensive loss	(21.6)	(26.8)
Treasury stock, 1,346,624 shares as of January 28, 2023 and April 30, 2022	(11.5)	(11.5)
Retained earnings	778.2	763.9
Total shareholders' equity	942.6	913.8
Total liabilities and shareholders' equity	$1,428.5	$1,389.1

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in millions)

	Nine Months Ended
	January 28, 2023	January 29, 2022
Operating activities:
Net income	$69.0	$86.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36.8	39.6
Stock-based compensation expense	9.4	9.2
Change in cash surrender value of life insurance	0.2	(0.3)
Amortization of debt issuance costs	0.6	0.5
Loss (gain) on sale of property, plant and equipment	0.1	(0.4)
Impairment of long-lived assets	0.4	3.1
Change in deferred income taxes	0.7	(0.5)
Other	0.2	0.3
Changes in operating assets and liabilities:
Accounts receivable	(19.7)	(7.6)
Inventories	(16.2)	(45.1)
Prepaid expenses and other assets	(17.3)	(9.3)
Accounts payable	7.0	(2.1)
Other liabilities	12.6	(16.6)
Net cash provided by operating activities	83.8	56.8

Investing activities:
Purchases of property, plant and equipment	(30.8)	(29.6)
Sale of property, plant and equipment	3.5	0.6
Net cash used in investing activities	(27.3)	(29.0)

Financing activities:
Taxes paid related to net share settlement of equity awards	(0.5)	(0.3)
Repayments of finance leases	(0.3)	(0.5)
Proceeds from exercise of stock options	1.5	0.5
Purchases of common stock	(39.6)	(63.9)
Cash dividends	(14.9)	(15.4)
Debt issuance costs	(3.2)	—
Proceeds from borrowings	200.0	—
Repayments of borrowings	(206.6)	(24.2)
Net cash used in financing activities	(63.6)	(103.8)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(0.2)	(4.1)
Decrease in cash and cash equivalents	(7.3)	(80.1)
Cash and cash equivalents at beginning of the period	172.0	233.2
Cash and cash equivalents at end of the period	$164.7	$153.1

Supplemental cash flow information:
Cash paid during the period for:
Interest	$3.0	$2.7
Income taxes, net of refunds	$15.4	$25.6
Operating lease obligations	$6.5	$6.6

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

(in millions)

	Three Months Ended		Nine Months Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
EBITDA:
Net income	$19.9	$29.4	$69.0	$86.0
Income tax expense	3.1	4.1	13.3	15.3
Interest expense, net	0.8	0.7	1.3	2.9
Amortization of intangibles	4.7	4.8	14.1	14.4
Depreciation	7.6	8.9	22.7	25.2
EBITDA	$36.1	$47.9	$120.4	$143.8

	Three Months Ended		Nine Months Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Free Cash Flow:
Net cash provided by operating activities	$55.7	$20.1	$83.8	$56.8
Purchases of property, plant and equipment	(12.8)	(8.3)	(30.8)	(29.6)
Free cash flow	$42.9	$11.8	$53.0	$27.2

	January 28, 2023	April 30, 2022
Net Debt:
Short-term debt	$0.5	$13.0
Long-term debt	200.8	197.5
Total debt	201.3	210.5
Less: cash and cash equivalents	(164.7)	(172.0)
Net debt	$36.6	$38.5